Exhibit 10.12.3

Execution Version

AMENDMENT NUMBER 3 TO OPTION AND JOINT VENTURE AGREEMENT

THIS AMENDMENT NUMBER 3 to the Option and Joint Venture Agreement is made as of the 10th day of September, 2004, by and between MINERA ANDES INC., a corporation formed under the laws of Alberta, Canada ("MAI"), MINERA ANDES S.A., a corporation formed under the laws of Argentina ("MASA"), MAURICIO HOCHSCHILD & CIA. LTDA., a corporation formed under the laws of Peru ("MHC") and LORENZON LIMITED ("Lorenzon"), a corporation formed under the laws of the Cayman Islands;

WHEREAS, MAI, MASA and MHC entered into an Option and Joint Venture Agreement dated as of March 15, 2001, as amended on May 14, 2002 and August 27, 2002 (as so amended, the "Agreement");

WHEREAS, pursuant to Section 3.1 and 4.3 of the Agreement, MHC designated Lorenzon, an Affiliate of MHC, to acquire the Newco Shares (as such term is defined in the Agreement) to which MHC was entitled under Section 3.1 and 4.3 of the Agreement;

WHEREAS, the parties desire to amend the Agreement further to reflect the parties' agreement (i) to forego construction of a pilot plant, (ii) to remove MAI's right to exercise the Second Carry Option described in the Agreement and (iii) to modify the obligation of MHC to make cash payments to MAI pursuant to Section 5.2 of the Agreement; and

WHEREAS the parties desire that Lorenzon become a party to the Agreement, enjoying the benefits of the Agreement and undertaking to be bound by the provisions of the Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, and agreements contained in this Amendment, and intending to be legally bound, the parties hereto agree as follows:

1.   Definitions.  For the purposes of this Amendment, capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

2.   References to Newco.  The parties acknowledge that the Newco referred to in the Agreement is Minera Santa Cruz, S.A., an Argentine corporation ("MSC").  All references in the Agreement to Newco shall be deemed to refer to MSC.

3.   Amendment of Section 5.2.  Section 5.2 of the Agreement is hereby amended to read in its entirety as follows:

"Subject to Section 5.3, MHC shall pay to MAI at the end of each six month period ending on March 15 and September 15 in each year the amount of Two Hundred Thousand Dollars ($200,000) until the occurrence of both of the following:

(a)    a positive feasibility study for the development of a Mine on the Property is obtained by MSC as contemplated by the agreement between MSC and MTB Project Management Professionals, Inc. dated 26 May 2004 (a copy of which is attached hereto), which study concludes that the development of a Mine on the Property is technically feasible and economically warranted as judged by the standards of the industry for a project of this nature in Argentina (the "Positive Feasibility Study"),_and;

(b)    after receipt of the Positive Feasibility Study and acceptance by the Board of MSC of a commercially reasonable financing plan, the Board of MSC takes a decision (the "Production Decision") to construct the Mine;

provided, however, that during such time, if any, that the Positive Feasibility Study has been obtained, but the Board of MSC has not yet taken the Production Decision, the amount of the semi-annual payment to MAI shall be reduced to One Hundred Thousand Dollars ($100,000).

4.    Amendment of Section 6.4.  The parties acknowledge that MAI did not exercise the First Carry Option and agree that it shall not be necessary to construct a Pilot Plant on the Property.  Accordingly, Section 6.4 of the Agreement is hereby amended to read in its entirety as follows:

"The activities of MSC shall be directed primarily toward construction of a Mine on the Property, but the parties recognize that the Board of Directors of MSC will determine the scope of such activities and that such activities may differ from that currently contemplated and may include additional Exploration, depending upon the circumstances at the time.  The parties contemplate that the first Mine on the Property will be project financed to the maximum extent feasible, minimizing any debt or equity contribution of the parties, and MHC shall cause MSC to use reasonable efforts to seek project financing on arm's length, on commercially acceptable terms to develop such Mine.  The parties recognize, however, that there can be no guarantee that MSC will be able to obtain project financing on acceptable terms."

5.   Elimination of Second Carry Option.  MAI shall not be entitled to exercise or elect the Second Carry Option.  Accordingly, Sections 6.5, 6.6, and 12.1 of the Agreement are hereby deleted from the Agreement.

6.   Addition of Lorenzon.  MHC, MAI and MASA hereby agree that Lorenzon shall become and be deemed to be a party to the Agreement, and that Lorenzon shall be entitled to the benefits of, and be entitled to enforce the obligations of any party under, the Agreement.  Lorenzon hereby undertakes to each of MAI and MASA to be bound by the provisions of the Agreement in the same manner as MHC.   MHC hereby guarantees to each of MAI and MASA the performance by Lorenzon of the Agreement and acknowledges and agrees that none of MHC’s obligations under the Agreement are diminished as a consequence of Lorenzon becoming a party to the Agreement.

7.   Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.   The provisions of Section 23.2 of the Agreement shall apply to this Amendment.

8.   Counterparts.  This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together will constitute as one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day, month and year first above written.

MINERA ANDES INC.

By:	/s/ Allen V. Ambrose
Allen V. Ambrose
Its:	President & Director

MINERA ANDES S.A.

By:	/s/ Brian Gavin
Brian Gavin
Its:	Director

MAURICIO HOCHSCHILD & CIA. LTDA.

By:	/s/ Eduardo Hochschild Beeck
Eduardo Hochschild Beeck
Its:	Vice-President

LORENZON LIMITED

By:	/s/ Robert Muffly
Robert Muffly
Its:	Secretary